Contact:  JUDY MCOSTRICH
          Insightful Corporation
          (206) 283-8802 ext. 356
          jmcostrich@insightful.com

                      INSIGHTFUL ACQUIRES "S" LANGUAGE FROM
                               LUCENT TECHNOLOGIES

               COMPANY ANNOUNCES VISION FOR S-PLUS PRODUCT FAMILY

SEATTLE - February 3, 2004 - INSIGHTFUL CORPORATION (NASDAQ: IFUL), a leading provider of software solutions for analysis of numeric and text data, announced today that on January 19, 2004, the company acquired the copyrights to the software code underlying the "S" language from Lucent Technologies for $ 2 million. The S language is the foundation of S-PLUS(R), the company's flagship product for statistical data analysis. A new Assignment and License agreement replaces a previous agreement with Lucent, whereby Insightful had the worldwide, exclusive right to use, sublicense and support the S language in exchange for royalties and fees. Under the new agreement Insightful will no longer pay royalties to Lucent.

"Acquiring this intellectual property gives Insightful the freedom and flexibility to invest in the S-PLUS Product Family and meet the rapidly growing demand for advanced business analytics," said Dan Vesset, research manager of IDC. "Advanced analytics extend beyond backward looking business intelligence reporting systems to facilitate better understanding of past complex relationships in order to better predict the future. Insightful is now well positioned to meet these growing market demands."

"In order to move forward on our vision for the S-PLUS product family I decided we needed to own the IP. Now we do," said Jeff Coombs, president and CEO of Insightful. "This acquisition is an important step in delivering on our vision to provide the best integrated product suite for the complete data analysis life cycle, from model prototyping to enterprise production and deployment."

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Insightful acquires S language                                            page 2

"We are now better positioned to invest in the integration of the S-PLUS product family and to make S-PLUS scalable to terabytes of data and deployable to thousands of users," Coombs explained. "For example, later this quarter we will be announcing new server products that are more closely integrated than before with S-PLUS."

S-PLUS PRODUCT FAMILY
The integrated S-PLUS product family includes S-PLUS, S-PLUS Servers, Insightful Miner and vertically targeted modules. S-PLUS is widely used by analysts for prototyping, statistical modeling, and graphical analysis. Analytics created on the desktop with S-PLUS are deployed to large numbers of users and into production environments with S-PLUS server products. Insightful Miner, a data analysis and data mining workbench, enables deployment of S-PLUS applications to very large data sets. The S-PLUS product family's vertically-focused modules include: S+ArrayAnalyzer(TM) for statistically robust microarray data analysis in the biopharm market and S+FinMetrics(TM) for advanced econometric analysis in the financial market.

ABOUT THE S LANGUAGE
The object-oriented S language, developed at Bell Labs, is a rich environment designed for interactive data discovery. S is the only language created specifically for data visualization and exploration, statistical modeling and programming with data.

ABOUT INSIGHTFUL
Insightful Corporation (NASDAQ:IFUL) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numeric and text data.



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Insightful acquires S language                                            page 3

Insightful products include S-PLUS(R), Insightful Miner, StatServer(R), S-PLUS Analytic Server(R) and InFact(R). Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company has been delivering industry-leading, high-ROI solutions for 17 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

Headquartered in Seattle, Insightful has offices in New York City, North Carolina, France, Switzerland, and the United Kingdom with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

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NOTE TO INVESTORS - FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including: statements about the growth in demand for advanced business analytics and our ability to meet that demand; our ability to invest in the integration of the S-PLUS product family; and our ability to scale and deploy our products in the future. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, without limitation, the risks associated with the demand for our products and our ability to meet that demand; the risks associated with technical limitations, errors or defects in our software; and the risks associated with our ability to invest in the improvement of our products. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2002. You should not unduly rely on these forward-looking statements which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

Insightful, the Insightful logo, "Insightful intelligence from data", S-PLUS, StatServer, InFact and S-PLUS Analytic Server are registered trademarks of Insightful Corporation. Other trademarks mentioned are the property of their respective owners.


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